Exhibit 4.1.1

AMENDMENT NO. 1 TO THE PATENT LICENSE AGREEMENT NO. C-00061901

BETWEEN

L’Institut Pasteur, a public interest foundation, 25, rue du Docteur Roux, 75015 Paris, represented by Mr. Jean Castex, adjunct General Manager for administration and finance, and by Mr. Christian POLICARD, Director of Business Development and Industrial Partnerships.

Hereafter referred to as “IP” or the “LICENSOR”, acting both on its own behalf and on behalf of:

•	Université Pierre et Marie Curie,

4, place de Jussieu,

75252 Paris Cedex 05,

Hereafter referred to as “UPMC”,

•	Le Centre National de la Recherche Scientifique,

3, rue Michel-Ange,

75794 Paris Cedex 16

Hereafter referred to as “CNRS”.

Jointly also referred to as the “LICENSOR”,

Party of the first part,

AND:

CELLECTIS, a public limited company with a capital of 123,463.48 euros, headquartered at 28, rue du Docteur Roux, 75724 Paris cedex 15, represented by Mr. André Choulika, acting as Chief Executive Officer

Hereafter referred to as “CELLECTIS” or the “LICENSEE”,

Party of the second part.

The LICENSOR and LICENSEE are hereafter referred to as the “Parties”.

RECITALS:

The parties signed a patent and patent application license agreement on June 19, 2000 related to the gene of the I-Sce I enzyme, the expression of the I-Sce I enzyme and its use.

Article 2.6 of the agreement stipulates that the IMPROVEMENTS achieved by the LICENSOR be granted under an exclusive license to the LICENSEE in accordance with the terms and restrictions of the contract, for no additional charge.

The LICENSOR has now achieved a technological improvement which it wishes in this amendment to grant to the Licensee.

It is thus agreed as follows:

ARTICLE 1

The Parties agree to add to Article 1.2, “AGREEMENT PATENTS”, U.S. patent application no. US 275,638 filed on March 15, 2001 and titled “Characterization of the I-SpomI Endonuclease from fission yeast”, including the PCT extension of this application, published under no. WO 02/ 074965, the patent applications and patents resulting therefrom, any patent applications claiming priority over one of the aforementioned applications, any divisional applications, any continuing applications or any applications for re-issue filed on the basis of the aforementioned patents and patent applications.

The LICENSOR agrees to provide all KNOW-HOW pertaining thereto, notably the biological material containing the coding sequences for endonuclease I-SpomI and the sequences corresponding to the cleavage site for endonuclease I-SpomI.

ARTICLE 2

The other provisions of the AGREEMENT remain unchanged and continue to apply between the Parties.

This amendment shall enter into force on the date of filing of the priority patent application on March 15, 2001.

Signed in Paris on	[Handwritten text: December 20, 2002]
In 2 original copies.

CELLECTIS	INSTITUT PASTEUR